HERLEY INDUSTRIES, INC.
                                AND SUBSIDIARIES


Exhibit 11

                        COMPUTATION OF PER SHARE EARNINGS


                                                        Fourteen weeks ended        Thirteen weeks ended
                                                          November 3, 1996            October 29, 1995
                                                          ----------------            ----------------

Net Income                                                  $    871,728              $    515,831
                                                                ========                  ========

Weighted average shares outstanding:
   Shares outstanding from beginning of period                  2,936,122                3,015,988
   Shares issued for options exercised                              4,121                  -
   Treasury shares acquired                                       -                       (156,330)
   Common equivalents - options and warrants                      522,307                  100,584
                                                                ---------                ---------
Weighted average  common and common
   equivalent shares outstanding                                3,462,550                2,960,242
                                                                =========                =========

Earnings per common and
      common equivalent share:                                   $ .25                    $ .17
                                                                   ===                      ===



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